Exhibit 4.9

Execution version

Dated           5 June 2023

HAFNIA PTE. LTD.

as Borrower and

HAFNIA LIMITED

as Parent

and

STANDARD CHARTERED BANK (HONG KONG) LIMITED

as Agent

AMENDMENT AGREEMENT RELATING TO AN UP TO $374,080,000 SENIOR SECURED TERM LOAN AND REVOLVING CREDIT FACILITY DATED 22 MARCH 2021

Contents

Clause		Page

1	Definitions and interpretation	1

2	Amendments	1

3	Continuing obligations	22

4	Effective date	22

5	Confirmations	23

6	Fees and expenses	23

7	Governing law	23

8	Enforcement	23

9	Miscellaneous	23

THIS AGREEMENT is dated     5 June 2023 and made between:

1)	HAFNIA PTE. LTD., a company incorporated under the laws of Singapore, with registration number 201510759D and registered address at 10 Pasir Panjang Road, #18-01, Mapletree Business City, Singapore 117438 (the Borrower);

2)	HAFNIA LIMITED, a company incorporated under the laws of Bermuda, with registration number 49023 and registered office address at Washington Mall Phase 2, 4th Floor, Suite 400, 22 Church Street, HM1189, Hamilton, HM EX, Bermuda (the Parent); and

3)	STANDARD CHARTERED BANK (HONG KONG) LIMITED as agent of the other Finance Parties, located at 18th Floor, Standard Chartered Tower, 388 Kwun Tong Road, Kwun Tong, Hong Kong (the Agent).

IT IS AGREED as follows:

1	Definitions and interpretation

1.1	In this Agreement:

Effective Date has the meaning given in clause 5 (Effective Date).

Original Agreement means the facility agreement for a senior secured term loan and revolving credit facility of up to US$374,080,000 dated 22 March 2021 between the Borrower, the Parent, the Facility Co-ordinator, the Agent, the Security Agent, the Arrangers, the Sustainability Co-ordinators, the Lenders and the Hedging Providers.

1.2	In this Agreement unless a contrary indication appears:

(a)	No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by anyone other than a party to this Agreement.

(b)	In accordance with the Original Agreement, each of the Borrower, the Parent and the Agent designate this Agreement a Finance Document.

(c)	Terms and expressions defined in the Original Agreement shall have the same meanings when used herein, unless otherwise defined herein or the context otherwise requires.

(d)	The provisions of clause 1.2 (Construction) in the Original Agreement apply to this Agreement as if set out in it with all necessary changes and as if references to the Original Agreement referred to this Agreement.

1.3	The provisions of clause 45 (Contractual recognition of bail-in) in the Original Agreement apply to this Agreement as if set out in it with all necessary changes and as if references to Finance Documents referred to this Agreement.

2	Amendments

With effect from the Effective Date, the Original Agreement will be amended as follows:

2.1	The following amendments shall be made in clause 1.1 (Definitions):

(i)	a new definition of “Amendment Agreement” shall be inserted, in alphabetical order, as follows:

“Amendment Agreement means the amendment agreement dated         5 June         2023 made between the Borrower, the Parent and the Agent, amending certain terms of this Agreement.”

(j)	the definition of “Break Costs” shall be deleted in its entirety, and replaced with the following:

“Break Costs:

(a)	means, in respect of a Term Rate Loan, the amount (if any) by which:

(i)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in any Loan or relevant part of it or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or relevant part of it or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(ii)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period; and

(b)	in respect of a Compounded Rate Loan, has the meaning given to the term in Schedule 9 (Compounded Rate Terms).”

(k)	the definition of “Business Day” shall be deleted in its entirety, and replaced with the following:

“Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in Amsterdam, Tokyo, Hong Kong, Stockholm, London and Singapore and, with respect to any payments to be made hereunder, New York and in relation to:

(i)	any date for payment or purchase of an amount relating to a Compounded Rate Loan; or

(ii)	the determination of the first day or the last day of an Interest Period for a Compounded Rate Loan or Unpaid Sum, or otherwise in relation to the determination of the length of such an Interest Period, which is a RFR Banking Day relating to that Loan or Unpaid Sum.”

(l)	a new definition of “Central Bank Rate” shall be inserted, in alphabetical order, as follows:

“Central Bank Rate has the meaning given to that term in the Compounded Rate Terms.”

(m)	a new definition of “Central Bank Rate Adjustment” shall be inserted, in alphabetical order, as follows:

“Central Bank Rate Adjustment has the meaning given to that term in the Compounded Rate Terms.”

(n)	a new definition of “Central Bank Rate Spread” shall be inserted, in alphabetical order, as follows:

“Central Bank Rate Spread has the meaning given to that term in the Compounded Rate Terms.”

(o)	a new definition of “Compounded Rate Interest Payment” shall be inserted, in alphabetical order, as follows:

“Compounded Rate Interest Payment” means the aggregate amount of interest that:

(a)	is, or is scheduled to become, payable under any Finance Document; and

(b)	relates to a Compounded Rate Loan.”

(p)	a new definition of “Compounded Rate Loan” shall be inserted, in alphabetical order, as follows:

“Compounded Rate Loan means any Loan or, if applicable, any Unpaid Sum which is, or becomes, a ‘Compounded Rate Loan’ pursuant to clause 8A (Rate Switch).”

(q)	a new definition of “Compounded Rate Supplement” shall be inserted, in alphabetical order, as follows:

“Compounded Rate Supplement means a document which:

(a)	is agreed in writing by the Borrower, the Agent (in its own capacity) and the Agent (acting on the instructions of the Majority Lenders);

(b)	specifies the relevant terms which are expressed in this Agreement to be determined by reference to Compounded Rate Terms; and

(c)	has been made available to the Borrower and each Finance Party.”

(r)	a new definition of “Compounded Rate Terms” shall be inserted, in alphabetical order, as follows:

“Compounded Rate Terms means the terms set out in Schedule 9 (Compounded Rate Terms) or in any Compounded Rate Supplement.”

(s)	a new definition of “Compounded Reference Rate” shall be inserted, in alphabetical order, as follows:

“Compounded Reference Rate means, in relation to any RFR Banking Day during the Interest Period of a Compounded Rate Loan, the percentage rate per annum which is the aggregate of:

(a)	the Daily Non-Cumulative Compounded RFR Rate for that RFR Banking Day; and

(b)	the applicable Credit Adjustment Spread.”

(t)	a new definition of “Compounding Methodology Supplement” shall be inserted, in alphabetical order, as follows:

“Compounding Methodology Supplement means, in relation to the Daily Non- Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate, a document which:

(a)	is agreed in writing by the Borrower, the Agent (in its own capacity) and the Agent (acting on the instructions of the Majority Lenders);

(b)	specifies a calculation methodology for that rate; and

(c)	has been made available to the Borrower and each Finance Party.”

(u)	a new definition of “Credit Adjustment Spread” shall be inserted, in alphabetical order, as follows:

“Credit Adjustment Spread means, in respect of any Compounded Rate Loan, any rate which is either:

(a)	specified as such in the Compounded Rate Terms; or

(b)	determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology specified in the Compounded Rate Terms.”

(v)	a new definition of “Cumulative Compounded RFR Rate” shall be inserted, in alphabetical order, as follows:

“Cumulative Compounded RFR Rate means, in relation to an Interest Period for a Compounded Rate Loan the percentage rate per annum determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology set out in Schedule 11 (Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.”

(w)	a new definition of “Daily Non-Cumulative Compounded RFR Rate” shall be inserted, in alphabetical order, as follows:

“Daily Non-Cumulative Compounded RFR Rate means, in relation to any RFR Banking Day during an Interest Period for a Compounded Rate Loan, the percentage rate per annum determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology set out in Schedule 10 (Daily Non-Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.”

(x)	a new definition of “Daily Rate” shall be inserted, in alphabetical order, as follows:

“Daily Rate means the rate specified as such in the Compounded Rate Terms.”

(y)	the definition of “Finance Documents” shall be amended by inserting the following words at the end of the definition before the words “and any other document designated as such by the Agent and the Borrower”:

“, the Amendment Agreement, any Compounded Rate Supplement, any Compounding Methodology Supplement”

(z)	a new definition of “Lookback Period” shall be inserted, in alphabetical order, as follows:

“Lookback Period means the number of days specified as such in the Compounded Rate Terms.”

(aa)	a new definition of “Market Disruption Rate” shall be inserted, in alphabetical order, as follows:

“Market Disruption Rate means the rate (if any) specified as such in the Compounded Rate Terms.”

(bb)	the definition of “Quotation Day” shall be deleted and amended as follows:

“Quotation Day means in relation to a Term Rate Loan, (a) in relation to any period for which an interest rate is to be determined, two (2) London Business Days before the first day of that period unless market practice differs in the Interbank Market for a currency, in which case the Quotation Day for that currency shall be determined by the Agent in accordance with market practice in the Interbank Market (and if quotations would normally be given by leading banks in the Interbank Market on more than one day, the Quotation Day will be the last of those days) and (b) in relation to any Interest Period the duration of which is selected by the Agent pursuant to clause 8.3 (Default interest), such date as may be determined by the Agent (acting reasonably).”

(cc)	a new definition of “Quoted Tenor” shall be inserted, in alphabetical order, as follows:

“Quoted Tenor means, in relation to the Screen Rate, any period for which that Screen Rate is customarily displayed on the relevant page or screen of an information service.”

(dd)	a new definition of “Rate Switch Date” shall be inserted, in alphabetical order, as follows:

“Rate Switch Date means 1 July 2023.”

(ee)	a new definition of “Relevant Market” shall be inserted, in alphabetical order, as follows:

“Relevant Market means, prior to the Rate Switch Date (or as the context may require, in relation to a Term Rate Loan) the Interbank Market and on or after the Rate Switch Date (or as the context may require in relation to a Compounded Rate Loan), the market specified as such in the Compounded Rate Terms.”

(ff)	a new definition of “Reporting Day” shall be inserted, in alphabetical order, as follows:

“Reporting Day means the day (if any) specified as such in the Compounded Rate Terms.”

(gg)	a new definition of “Reporting Time” shall be inserted, in alphabetical order, as follows:

“Reporting Time means the relevant time (if any) specified as such in the Compounded Rate Terms.”

(hh)	a new definition of “RFR” shall be inserted, in alphabetical order, as follows:

“RFR has the meaning given to it in Schedule 9 (Compounded Rate Terms).”

(ii)	a new definition of “RFR Banking Day” shall be inserted, in alphabetical order, as follows:

“RFR Banking Day has the meaning given to it in Schedule 9 (Compounded Rate Terms).”

(jj)	the reference of “Her Majesty’s Treasury” in the definition of “Sanctions Authority” be deleted and replaced with “His Majesty’s Treasury”;

(kk)	the definition of “Screen Rate” shall be deleted in its entirety and replaced with the following:

“Screen Rate means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars and the relevant period displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate).”

(ll)	a new definition of “Term Rate Loan” shall be inserted, in alphabetical order, as follows:

“Term Rate Loan” means any Loan, or, if applicable, Unpaid Sum which is not a Compounded Rate Loan.”

2.2	Clause 1.2(s) (Construction) shall be deleted in its entirety and replaced with the following:

“month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)	other than where paragraph (ii) below applies:

(A)	(subject to paragraph (C) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in the calendar month in which that period is to end (if there is one) or on the immediately preceding Business Day (if there is not);

(B)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(C)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(ii)	in relation to an Interest Period for a Compounded Rate Loan (or any other period for the accrual of commission or fees) or a period at the end of which a Repayment Date falls, a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, subject to adjustment in accordance with the rules specified as Business Day Conventions in the Compounded Rate Terms.

The above rules will only apply to the last month of any period.”

2.3	The following sub-clauses will be added to clause 1.2 (Construction):

“(ff)	a Lender’s “cost of funds” in relation to its participation in a Loan is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in that Loan for a period equal in length to the Interest Period of that Loan;”

2.4	The following sub-clauses will be added to clause 1.2 (Construction):

“(gg)	A reference in this Agreement to a page or screen of an information service displaying a rate shall include:

(i)	any replacement page of that information service which displays that rate; and

(ii)	the appropriate page of such other information service which displays that rate from time to time in place of that information service,

and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Agent after consultation with the Borrower.

(hh)	A reference in this Agreement to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate.

(ii)	Any Compounded Rate Supplement overrides anything in:

(i)	Schedule 9 (Compounded Rate Terms); or

(ii)	any earlier Compounded Rate Supplement.

(jj)	A Compounding Methodology Supplement relating to the Daily Non-Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate overrides anything relating to that rate in:

(i)	Schedule 10 (Daily Non-Cumulative Compounded RFR Rate) or Schedule 11 (Cumulative Compounded RFR Rate), as the case may be; or

(ii)	any earlier Compounding Methodology Supplement.”

2.5	Clause 5.13 (Lender’s participation) shall be deleted in its entirety and replaced with the following:

“The Agent shall promptly notify each Lender of the amount of each Loan and the amount of its participation in each Loan and, if different, the amount of that participation to be made available in accordance with clauses 35.1 and 35.2 (Payments to the Agent), in each case by 11:00 a.m. (Singapore time) on the Business Day following the date of the Utilisation Request.”

2.6	Clause 7.6 (Voluntary prepayment) shall be deleted in its entirety and replaced with the following:

“Voluntary prepayment

7.6	The Borrower may, if it gives the Agent not less than:

(a)	in the case of a Term Rate Loan, five (5) Business Days’ prior written notice; or

(b)	in the case of a Compounded Rate Loan, five (5) RFR Banking Days’ prior written notice,

prepay the whole or part of the Loans (but if in part, being an amount that reduces the amount of the Loans by a minimum amount of $5,000,000), on the last day of an Interest Period for the Loans (or any other date subject to the payment of Break Costs (if any)). No penalty shall be applied to any voluntary prepayment under this clause provided that, in respect of the Compounded Rate Loans, the number of prepayments in any calendar year shall be limited to no more than five (5) times per calendar year. A prepayment fee of $5,000 shall be paid to the Agent for each additional voluntary prepayment that is not prepaid on the last day of an Interest Period for the Loans (being the sixth (6th) and any subsequent voluntary prepayments) in any calendar year. The Borrower may in its discretion nominate which Loans to prepay. Any prepayment of the Term Loan shall reduce the remaining repayment instalments under the Term Loan in accordance with clause 6.5 (Adjustment of scheduled repayments).”

2.7	Clause 7.22 (Restrictions) shall be deleted in its entirety and replaced with the following:

“7.22	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, if the prepayment is made otherwise than on the last day of the relevant Interest Period, subject to any Break Costs and Clause 7.6 (Voluntary prepayment), without premium or penalty.”

2.8	A new clause 8A (Rate Switch) shall be inserted before clause 8 (Interest) as follows:

“8A	Rate Switch

Switch to Compounded Reference Rate

8A.1	Subject to clause 8A.2 (Delayed switch for existing Term Rate Loans), on and from the Rate Switch Date:

(a)	use of the Compounded Reference Rate will replace the Screen Rate for the calculation of interest for each Loan; and

(b)	any Loan or any Unpaid Sum will be a Compounded Rate Loan and clause 8.1B (Calculation of interest – Compounded Rate Loans) will apply to each such Loan or Unpaid Sum.

Delayed switch for existing Term Rate Loans

8A.2	If the Rate Switch Date falls before the last day of an Interest Period for a Term Rate Loan:

(a)	that Loan shall continue to be a Term Rate Loan for that Interest Period and clause 8.1A (Calculation of interest – Term Rate Loan) shall continue to apply to that Loan for that Interest Period;

(b)	any provision of this Agreement which is expressed to relate to dollars where the Rate Switch Date has occurred shall not apply in relation to that Loan for that Interest Period; and

(c)	on and from the first day of the next Interest Period (if any) for that Loan:

(i)	that Loan shall be a “Compounded Rate Loan”; and

(ii)	clause 8.1B (Calculation of interest – Compounded Rate Loan) shall apply to that Loan.

For the avoidance of doubt, it is hereby accepted and agreed that insofar as the Rate Switch Date is 1 July 2023, that the Term Loan shall be a Term Rate Loan for its’ Interest Period beginning on 30 June 2023 and that the Term Loan shall become a Compounded Rate Loan on and from the first day of its’ Interest Period beginning on 29 September 2023.”

2.9	Clause 8 (Interest) shall be deleted in its entirety and replaced with the following:

“8	Interest

Calculation of interest – Term Rate Loan

8.1A	The rate of interest on each Term Rate Loan for its Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR.

8.1B	Calculation of interest – Compounded Rate Loan

(a)	The rate of interest on each Compounded Rate Loan for any day during an Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)	Margin; and

(ii)	Compounded Reference Rate for that day.

(b)	If any day during an Interest Period for a Compounded Rate Loan is not an RFR Banking Day, the rate of interest on that Compounded Rate Loan for that day will be the rate applicable to the immediately preceding RFR Banking Day.

8.2	Payment of interest

The Borrower shall pay accrued interest on:

(a)	each Revolving Credit Facility Loan; and

(b)	on the Term Loan,

on the last day of each Interest Period.

8.3	Default interest

8.3.1	If an Obligor fails to pay any amount payable by it under a Finance Document (other than a Hedging Contract) on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to clause 8.3.2 below, is two per cent (2%) per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan to which it relates for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this clause 8.3 shall be immediately payable by the Obligor on demand by the Agent.

8.3.2	If any overdue amount consists of all or part of a Term Rate Loan which became due on a day which was not the last day of an Interest Period relating to that Loan or the relevant part of it:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent (2%) per annum higher than the rate which would have applied if the overdue amount had not become due.

8.3.3	Default interest payable (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of rates of interest

8.4.1	The Agent will promptly notify the Lenders and the Borrower of the determination of a rate of interest relating to a Term Rate Loan.

8.4.2	The Agent shall promptly upon a Compounded Rate Interest Payment being determinable relating to a Compounded Rate Loan notify:

(a)	the Borrower of that Compounded Rate Interest Payment;

(b)	each relevant Lender of the proportion of that Compounded Rate Interest Payment which relates to that Lender’s participation in the relevant Loan; and

(c)	the relevant Lenders and the Borrower of:

(i)	each applicable rate of interest relating to the determination of that Compounded Rate Interest Payment; and

(ii)	to the extent it is then determinable, the Market Disruption Rate (if any) relating to the Compounded Rate Loan.

This clause 8.4.2 shall not apply to any Compounded Rate Interest Payment determined pursuant to clause 10.4 (Cost of funds).

8.4.3	The Agent shall as soon as practicable notify the Borrower of each Funding Rate relating to a Loan.

8.4.5	The Agent shall promptly notify the relevant Lenders and the Borrower of the determination of a rate of interest relating to a Loan to which clause 10.4 (Cost of funds) applies.

8.4.6	This clause shall not require the Agent to make any notification to any Party on a day which is not a Business Day.”

2.10	Clause 9.10 (Non-Business Days) shall be deleted in its entirety and replaced with the following:

“9.10	Non-Business Days

(a)	Other than where paragraph (b) below applies, if an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	In respect of a Compounded Rate Loan, any rules specified as Business Day Conventions in Schedule 9 (Compounded Rate Terms) shall apply to each Interest Period for that Compounded Rate Loan or Unpaid Sum.”

2.11	The title of clause 10.1 shall be amended so that it reads: “Unavailability of Screen Rate prior to Rate Switch Date”.

2.12	A new clause 10.2A (Interest calculation if no RFR or Central Bank Rate) shall be included as follows:

“Interest calculation if no RFR or Central Bank Rate

10.2A If:

(a)	there is no applicable RFR or Central Bank Rate for the purposes of calculating the Daily Non-Cumulative Compounded RFR Rate for an RFR Banking Day during an Interest Period for a Compounded Rate Loan; and

(b)	“Cost of funds will apply as a fallback” is specified in respect of that Loan in the Compounded Rate Terms for that Loan,

Clause 10.4 (Cost of funds) shall apply to that Loan for that Interest Period.”

2.13	The title of clause 10.2 shall be amended so that it reads: “Calculation of Reference Bank Rate prior to Rate Switch Date”.

2.14	Clause 10.3 (Market Disruption) shall be deleted in its entirety and replaced with the following:

“10.3	Market disruption

(a)	In the case of a Term Rate Loan, if at or about noon (London time) on the next Business Day after the Quotation Day for an Interest Period the Agent receives notifications from a Lender or Lenders (whose participations in a Term Rate Loan exceed fifty per cent. (50%) of that Term Rate Loan) that the cost to it of funding its participation in that Term Rate Loan or relevant part of it from the wholesale market for dollars would be in excess of LIBOR then clause 10.4 (Cost of funds) shall apply to that Term Rate Loan or relevant part of it for the relevant Interest Period.

(b)	In the case of a Compounded Rate Loan, if:

(i)	a Market Disruption Rate is specified in the Compounded Rate Terms; and

(ii)	before the Reporting Time, the Agent receives notifications from a Lender or Lenders (whose participations in a Compounded Rate Loan exceed fifty per cent. (50%) of that Compounded Rate Loan) that the cost to it of funding its participation in that Compounded Rate Loan or relevant part of it from the wholesale market for dollars would be in excess of the Market Disruption Rate, then clause 10.4 (Cost of funds) shall apply to that Compounded Rate Loan for the relevant Interest Period.”

2.15	Paragraph (a) of clause 10.4 (Cost of Funds) shall be deleted in its entirety and replaced with the following:

“(a)	If this clause 10.4 (Cost of funds) applies, neither clause 8.1A (Calculation of interest – Term Rate Loan) nor clause 8.1B (Calculation of interest – Compounded Rate Loan) shall apply to that Loan for that Interest Period and the rate of interest on each Lender’s share of the relevant Loan or relevant part of it for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event:

(A)	in relation to a Term Rate Loan before the close of business on the date falling ten (10) Business Days after the Quotation Day (or, if earlier, on the date falling ten (10) Business Days before the date on which interest is due to be paid in respect of that Interest Period); or

(B)	in relation to a Compounded Rate Loan, by the Reporting Time,

to be that which expresses as a percentage rate per annum its costs of funds relating to that Loan.”

2.16	Paragraph (d) of clause 10.4 (Cost of Funds) shall be deleted in its entirety and replaced with the following:

“(d)	If this clause 10.4 (Cost of funds) applies pursuant to clause 10.3 (Market disruption) and:

(i)	in relation to a Term Rate Loan:

(A)	a Lender’s Funding Rate is less than LIBOR; or

(B)	a Lender does not supply a quotation by the time specified in paragraph (a)(ii) above,

the cost to that Lender of funding its participation in the Loan or relevant part of it for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be LIBOR.

(ii)	In relation to a Compounded Rate Loan:

(A)	a Lender’s Funding Rate is less than the relevant Market Disruption Rate; or

(B)	a Lender does not supply a quotation by the relevant Reporting Time,

the cost to that Lender of funding its participation in the Loan or relevant part of it for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be the Market Disruption Rate.”

2.17	Clause 10.6 (Break Costs) shall be deleted in its entirety and replaced with the following:

“10.6	Break Costs

(a)	Subject to paragraph (b) below, the Borrower shall, within six (6) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day prior to the last day of an Interest Period for that Loan or Unpaid Sum or relevant part of it.

(b)	Paragraph (a) above shall apply in respect of a Compounded Rate Loan if an amount is specified as Break Costs in Schedule 9 (Compounded Rate Terms).

(c)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, confirm by email or otherwise the amount of its Break Costs for any Interest Period in which they accrue.”

2.18	Clause 16.2 (Amendment costs) shall be deleted in its entirety and replaced with the following:

“16.2	If an Obligor requests an amendment, waiver or consent or an amendment is required pursuant to clause 35.19 (Change of currency) or any amendment or waiver is contemplated or agreed pursuant to clause 41.5 (Changes to reference rates), the Borrower shall, within six (6) Business Days of demand by the Agent, reimburse the Agent for the amount of all documented costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants and advisers) reasonably incurred by the Agent and the Security Agent (and by any Receiver) in responding to, evaluating, negotiating or complying with or implementing that request, requirement or actual or contemplated agreement.”

2.19	The reference to “Interbank Market” shall be amended to refer to “Relevant Market” in Clause 35.19 (Change of currency).

2.20	Clause 38.3 (Day count convention) shall be deleted in its entirety and replaced with the following:

“38.3	Day count convention and interest calculation

(a)	Any interest, commission or fee accruing under a Finance Document will accrue from day to day and the amount of any such interest, commission or fee is calculated:

(i)	on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice; and

(ii)	subject to paragraph (b) below, without rounding.

(b)	The aggregate amount of any accrued interest, commission or fee which is, or becomes, payable by an Obligor under a Finance Document shall be rounded to 2 decimal places.”

2.21	Clause 41.5 (Replacement of Screen Rate) shall be deleted in its entirety and replaced with Clause 41.5 (Changes to reference rates) as follows:

“41.5	Changes to reference rates

(a)	Subject to clauses 41.6 to 41.8 (Other exceptions), if a Published Rate Replacement Event has occurred in relation to any Published Rate for a currency which can be selected for a Loan, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Reference Rate; and

(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Reference Rate;

(B)	enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Reference Rate;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(E)	adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Borrower.

(b)	An amendment or waiver that relates to, or has the effect of, aligning the means of calculation of interest on a Compounded Rate Loan under this Agreement to any recommendation of a Relevant Nominating Body which:

(i)	relates to the use of the RFR on a compounded basis in the international or any relevant loan markets; and

(ii)	is issued on or after the date of this Agreement,

may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Borrower.

(c)	If any Lender fails to respond to a request for an amendment or waiver described in clause 41.5(a) or 41.5(b) within ten Business Days (or such longer time period in relation to any request which the Borrower and the Agent may agree) of that request being made:

(i)	its Commitment(s) shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

(d)	In this clause 41.5:

“Published Rate” means:

(a)	an RFR; or

(b)	the Screen Rate for any Quoted Tenor.

“Published Rate Replacement Event” means, in relation to a Published Rate:

(a)	the methodology, formula or other means of determining that Published Rate has, in the opinion of the Majority Lenders and the Borrower, materially changed;

(b)

(i)

(A)	the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)	information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(ii)	the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(iii)	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued;

(iv)	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used;

(v)	in the case of the Screen Rate for any Quoted Tenor, the supervisor of the administrator of that Screen Rate makes a public announcement or publishes information:

(A)	stating that that Screen Rate for that Quoted Tenor is no longer, or as of a specified future date will no longer be, representative of the underlying market or the economic reality that it is intended to measure and that representativeness will not be restored (as determined by such supervisor); and

(B)	with awareness that any such announcement or publication will engage certain triggers for fallback provisions in contracts which may be activated by any such pre-cessation announcement or publication; or

(c)	the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Borrower) temporary; or

(ii)	that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than the period which is specified as the “RFR Contingency Period” in the Compounded Rate Terms relating to that Published Rate; or

(d)	in the opinion of the Majority Lenders and the Borrower, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Replacement Reference Rate” means a reference rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Published Rate by:

(i)	the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Majority Lenders and the Borrower, generally accepted in the international or any relevant loan markets as the appropriate successor to a Published Rate; or

(c)	in the opinion of the Majority Lenders and the Borrower, an appropriate successor to a Published Rate.

2.22	The references to “Clause 38.3 (Day count convention)” shall be amended to refer to “Clause 38.3 (Day count convention and interest calculation)”.

2.23	the reference to “clause 8.7 (Notification of rates of interest)” in clause 43.1(b)(i) shall be deleted and replaced with “clause 8.4 (Notification of rates of interest)”.

2.24	A new Schedule 9 (Compounded Rate Terms) shall be inserted as follows:

“Schedule 9

Compounded Rate Terms

CURRENCY:	Dollars.

Cost of funds as a fallback

Cost of funds will apply as a fallback.

Definitions

Break Costs:	None specified.

Business Day Conventions (definition of “month” and Clause 9.10 (Non- Business Days)):	(a)	If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

(i)	subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(iii)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(b)	If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Central Bank Rate:	(a)	The short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time; or

(b)	if that target is not a single figure, the arithmetic mean of:

(i)	the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York; and

		(ii)	the lower bound of that target range.

Central Bank Rate Adjustment:

means in relation to the Central Bank Rate prevailing at close of business on any RFR Banking Day, the twenty per cent (20%) trimmed arithmetic mean (calculated by the Agent, or by any other Finance Party which agrees to do so in place of the Agent) of the Central Bank Rate Spreads for the five most immediately preceding RFR Banking Days for which the RFR is available.

Central Bank Rate Spread:

means, in relation to any relevant RFR Banking Day, the difference (expressed as a percentage rate per annum) calculated by the Agent (or by any other Finance Party which agrees to do so in place of the Agent) of:

	(a)	the RFR for that relevant RFR Banking Day; and

	(b)	the Central Bank Rate prevailing at close of business on that RFR Banking Day.

Credit Adjustment Spread:	0.24 per cent per annum

Daily Rate:	The “Daily Rate” for any RFR Banking Day is:

	(a)	the RFR for that RFR Banking Day; or

	(b)	if the RFR is not available for that RFR Banking Day, the percentage rate per annum which is the aggregate of:

		(i)	the Central Bank Rate for that RFR Banking Day; and

		(ii)	the applicable Central Bank Rate Adjustment; or

	(c)	if paragraph (b) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:

		(i)	the most recent Central Bank Rate for a day which is no more than five (5) RFR Banking Days before that RFR Banking Day; and

		(ii)	the applicable Central Bank Rate Adjustment,

rounded, in either case, to five (5) decimal places and if, in either case, the aggregate of that rate and the applicable Credit Adjustment Spread is less than zero, the Daily Rate shall be deemed to be such a rate that the aggregate of the Daily Rate and the applicable Credit Adjustment Spread is zero.

Lookback Period:	Five RFR Banking Days.

Market Disruption Rate:	The percentage rate per annum which is the aggregate of:

(a) the Cumulative Compounded RFR Rate for the Interest Period of the relevant Compounded Rate Loan; and

(b) the applicable Credit Adjustment Spread.

Relevant Market:	The market for overnight cash borrowing collateralised by US Government securities.

Reporting Day:	The Business Day which follows the day which is the Lookback Period prior to the last day of the Interest Period.

RFR:

The secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

RFR Banking Day:	Any day other than:

(a) a Saturday or Sunday; and

(b)

a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

RFR Contingency Period:	30 days

Reporting Times

Deadline for the Lenders to report market disruption in accordance with Clause 10.3 (Market disruption)	Close of business in Singapore on the date falling one Business Day after the Reporting Day for the relevant Loan.

Deadline for the Lenders to report their cost of funds in accordance with Clause 10.4 (Cost of funds)

Close of business on the date falling three (3) Business Days after the Reporting Day for the relevant Loan (or, if earlier, on the date falling three (3) Business Days before the date on which interest is due to be paid in respect of the Interest Period for that Loan).”

2.25	A new Schedule 10 (Daily Non-Cumulative Compounded RFR Rate) to be inserted as follows:

“Schedule 10

Daily Non-Cumulative Compounded RFR Rate

The “Daily Non-Cumulative Compounded RFR Rate” for any RFR Banking Day “i” during an Interest Period for a Compounded Rate Loan is the percentage rate per annum (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose) calculated as set out below:

where:

“UCCDRi” means the Unannualised Cumulative Compounded Daily Rate for that RFR Banking Day “i”;

“UCCDRi-1” means, in relation to that RFR Banking Day “i”, the Unannualised Cumulative Compounded Daily Rate for the immediately preceding RFR Banking Day (if any) during that Interest Period;

“dcc” means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number;

“ni” means the number of calendar days from, and including, that RFR Banking Day “i” up to, but excluding, the following RFR Banking Day; and

the “Unannualised Cumulative Compounded Daily Rate” for any RFR Banking Day (the “Cumulated RFR Banking Day”) during that Interest Period is the result of the below calculation (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose):

where:

“ACCDR” means the Annualised Cumulative Compounded Daily Rate for that Cumulated RFR Banking Day;

“tni” means the number of calendar days from, and including, the first day of the Cumulation Period to, but excluding, the RFR Banking Day which immediately follows the last day of the Cumulation Period;

“Cumulation Period” means the period from, and including, the first RFR Banking Day of that Interest Period to, and including, that Cumulated RFR Banking Day;

“dcc” has the meaning given to that term above; and

the “Annualised Cumulative Compounded Daily Rate” for that Cumulated RFR Banking Day is the percentage rate per annum (rounded to five (5) decimal places) calculated as set out below:

where:

“d0” means the number of RFR Banking Days in the Cumulation Period;

“Cumulation Period” has the meaning given to that term above;

“i” means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order in the Cumulation Period;

“DailyRatei-LP” means, for any RFR Banking Day “i” in the Cumulation Period, the Daily Rate for the RFR Banking Day which is the applicable Lookback Period prior to that RFR Banking Day “i”;

“ni” means, for any RFR Banking Day “i” in the Cumulation Period, the number of calendar days from, and including, that RFR Banking Day “i” up to, but excluding, the following RFR Banking Day;

“dcc” has the meaning given to that term above; and

“tni” has the meaning given to that term above.

2.26	A new Schedule 11 (Cumulative Compounded RFR Rate) to be inserted as follows:

“Schedule 11

Cumulative Compounded RFR Rate

The “Cumulative Compounded RFR Rate” for any Interest Period for a Compounded Rate Loan is the percentage rate per annum (rounded to the same number of decimal places as is specified in the definition of “Annualised Cumulative Compounded Daily Rate” in Schedule 10 (Daily Non- Cumulative Compounded RFR Rate)) calculated as set out below:

where:

“d0” means the number of RFR Banking Days during the Interest Period;

“i” means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order during the Interest Period;

“DailyRatei-LP” means for any RFR Banking Day “i” during the Interest Period, the Daily Rate for the RFR Banking Day which is the applicable Lookback Period prior to that RFR Banking Day “i”;

“ni” means, for any RFR Banking Day “i”, the number of calendar days from, and including, that RFR Banking Day “i” up to, but excluding, the following RFR Banking Day;

“dcc” means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number; and

“d” means the number of calendar days during that Interest Period.

3	Consent to amendments

The Majority Lenders have consented to the Borrower’s request to make changes to the terms of the Original Agreement and the Hedging Contracts relating to the benchmark of LIBOR, to be replaced by a successor rate which meets regulatory requirements in anticipation of the discontinuation of the publication of LIBOR. With effect from the Effective Date, the Original Agreement will be amended as set out in Clause 2.

4	Continuing obligations

The provisions of the Original Agreement will, except as amended by this Agreement, continue in full force and effect.

5	Effective date

5.1	The amendments to be made to the Original Agreement by this Agreement will take effect on and from the date on which the Agent notifies the Borrower and the Finance Parties in writing that the Agent has received the following documents in form and substance satisfactory to it and no later than 1 July 2023 (Effective Date):

(a)	A copy of the Constitutional Documents of the Borrower and the Parent (or alternatively a confirmation from each of them that the Constitutional Documents last provided to the Agent remains correct, complete and in full force and effect).

(b)	A copy of the resolutions of the board of directors of the Borrower and the Parent (or, if applicable, any committee of such board empowered to approve and authorise the following matters):

(i)	approving the terms of, and the transactions contemplated by, this Agreement and resolving that it execute this Agreement;

(ii)	authorising a specified person or persons to execute this Agreement; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with this Agreement,

(or alternatively a confirmation from each of them that the resolutions of the board of directors last provided to the Agent remains correct, complete and in full force and effect).

(c)	A copy of the specimen signatures of each person authorised by the resolutions referred to in paragraph (b) above in relation to this Agreement and any related documents (or alternatively a confirmation from each of them that the specimen signatures last provided to the Agent remains correct, complete and in full force and effect).

(d)	A copy of any power of attorney under which any person is to execute this Agreement on behalf of the Borrower and the Parent (or alternatively a confirmation from each of them that the power of attorney last provided to the Agent remains correct, complete and in full force and effect).

(e)	This Agreement duly executed by the Borrower and the Parent.

(f)	Evidence that any fees, commissions, costs and expenses that are due from the Borrower have been paid or will be paid by the Effective Date.

(g)	Issuance of a legal opinion of Norton Rose Fulbright (Asia) LLP addressed to the Agent on matters of English law, substantially in the form approved by the Agent.

6	Confirmations

6.1	Each of the Borrower and the Parent (by their acknowledgement of this Agreement):

(a)	confirms its acceptance of the Original Agreement as amended by this Agreement;

(b)	agrees that it is bound (to the extent it was bound by the Original Agreement as amended by this Agreement) by the Original Agreement as amended by this Agreement; and

(c)	confirm and agree that their obligations and liabilities under each of the Finance Documents to which they are a party shall remain and continue in full force and effect notwithstanding the amendments to the Original Agreement contained in this Agreement (and any related amendments to the Hedging Contracts) and that the Security Documents remain effective to secure the Original Agreement as amended by this Agreement (and any related amendments to the Hedging Contracts).

6.2	On the date of this Agreement, each of the Borrower and the Parent (by their acknowledgement of this Agreement) represent to the Agent that:

(a)	this Agreement is, and following the Effective Date the Original Agreement as amended by this Agreement will be, its legally binding, valid and enforceable obligations;

(b)	it has the power to enter into this Agreement and to perform this Agreement, the Original Agreement as amended by this Agreement and any related amendments to the Hedging Contracts; and

(c)	it has taken all necessary action to authorise its entry into, performance and delivery of this Agreement, the Original Agreement as amended by this Agreement and any related amendments to the Hedging Contracts.

7	Fees and expenses

The Borrower shall within six (6) Business Days of demand by the Agent, pay to the Agent the amount of all documented costs and expenses (including fees, costs and expenses of legal advisers and other consultants and advisers) reasonably incurred by the Agent in connection with the negotiation, preparation and execution of this Agreement and any other documents related to this Agreement.

8	Governing law

This Agreement and any non-contractual obligations connected with it are governed by English law.

9	Enforcement

Clause 47 (Enforcement) of the Original Agreement shall apply to this Agreement, mutatis mutandis.

10	Miscellaneous

10.1	References in the Original Agreement to “this Agreement” and references in the other Finance Documents to “the Facility Agreement” shall, with effect from the date hereof be references to the Original Agreement as amended by this Agreement and words such as “herein”, “hereof”, “hereafter”, “hereby” and “hereto”, where they appear in the Original Agreement or Finance Document (as applicable), shall be construed accordingly.

10.2	Save as may be amended or varied hereby, the terms of the Original Agreement and the other Finance Documents shall remain unaltered and in full force and effect and shall be read and construed as the same may have been amended by this Agreement.

10.3	This Agreement may be executed in counterparts and by each party on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SIGNATURES

BORROWER

SIGNED by	)	/s/ Petrus Wouter Van Echtelt Petrus Wouter Van Echtelt

)

for and on behalf of	)

HAFNIA PTE. LTD.	)

PARENT

SIGNED by	)	/s/ Petrus Wouter Van Echtelt Petrus Wouter Van Echtelt

)

for and on behalf of	)

HAFNIA LIMITED	)

We hereby confirm and agree that notwithstanding the changes to the Original Agreement contemplated by this Agreement our obligations and liabilities under the Finance Documents to which we are a party remain and shall continue in full force and effect and that any Security Interest or guarantees constituted by such Finance Documents will not be affected, discharged or varied in any way by the changes to the Original Agreement contemplated by this Agreement.

AGENT

For and on behalf of STANDARD CHARTERED BANK (HONG KONG) LIMITED (as Agent)

By:	/s/ Lam Tze Kit
Lam Tze Kit Director
Signing No: HK9592